UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On May 30, 2007, we entered into an Asset Purchase Agreement (the “APA”) with Kensey Nash Corporation (“KNC”), whereby we agreed to sell substantially all of the assets of our HYDROSORB™ spine and orthopedics surgical implant product line, a part of our MacroPore Biosurgery division, for $3.2 million cash to KNC.

In connection with the APA, we also entered into a Transition Services Agreement with KNC on May 30, 2007, wherein we agreed to assist KNC with the preparation for and transfer of full scale manufacturing to KNC’s Exton, Pennsylvania facility through August 31, 2007. During this period, we will manufacture and supply to KNC the devices and components under the HYDROSORB™ product line and KNC will cover our costs related to product redesigns, materials, sterilization, reporting and distribution in connection therewith.

On May 30, 2007, we also entered into an Assignment of Development and Supply Agreement with KNC and Medtronic, Inc. (“MSD”), thereby assigning to KNC all of our rights and obligations under our Development and Supply Agreement with MSD dated as of January 5, 2000, as amended by Amendment No. 1 thereto dated December 22, 2000 and Amendment No. 2 thereto dated September 30, 2002.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On May 30, 2007, we sold substantially all of the assets of our HYDROSORB™ surgical implant product line, a part of our MacroPore Biosurgery division, for $3.2 million to
Kensey Nash Corporation (“KNC”). The products will continue to be distributed by Medtronic, Inc.

As part of the transaction, KNC received related manufacturing equipment and proprietary know-how as well as ownership of regulatory filings. After a short transition period, manufacturing of the HYDROSORB™ product line will be commenced by KNC in its Exton, Pennsylvania facility.

Item 9.01     Financial Statements and Exhibits.

(a)	Not applicable.

(b)	2.1 Pro forma financial information.

(c)	Not applicable.

(d)	99.1 Cytori Therapeutics, Inc. press release dated June 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: June 5, 2007	By: /s/ Christopher J. Calhoun
Christopher J. Calhoun
Chief Executive Officer

EXHIBIT INDEX

Exhibit
2.1	Pro forma financial information.
99.1	Cytori Therapeutics, Inc. press release dated June 1, 2007.